EXHIBIT 99(ii)
Westar Oil Purchases Control of Terax and Obtains $175 Million in Senior Debt
Stock Dividend to Be Issued to Shareholders of Record Effective Upon Symbol Change to Westar
DALLAS, TX-(MARKET WIRE)-Jun 22, 2007- Terax Energy (OTC BB:TEXG.OB ) announced today that its has finalized the agreements for the following to occur with Westar Oil: A share exchange which includes a change in name from Terax Energy, Inc. to Westar Oil and Gas Inc, and the acquisition of $175 Million in senior debt.
Westar Oil has executed an agreement with a New York-based energy lender to provide up $175 Million of senior debt financing for the company, subject to certain due diligence conditions. The $175 Million of financing is allocated to close two major oil and gas acquisitions involving current production with substantial upside in additional drilling. The senior debt is secured by the oil and gas properties being acquired. No shares of the company are being issued to obtain this financing. Westar Oil has also executed on its purchase of the balance of the shares which were part of its original purchase agreement with Terax. In addition, several contracts which Westar is set to close will be assigned to the new company. Furthermore, the company will be issuing a stock dividend to the shareholders of record upon the date the symbol changes to Westar, which is expected to occur within the next 10 days. The stock dividend will be for the difference in the stock price on the date of the symbol change and the value of $6.75 per share.
The closing of the transaction is subject to certain closing conditions, including, among other conditions: (i) receipt of all applicable permits, authorizations, consents, or approvals required consummating the exchange; (ii) neither the Companies having suffered any material adverse effect.
About Terax Energy
Terax Energy is an independent oil exploration and production company. Terax operates in two principal areas. 11,000 acres in Comanche County, Texas and 16,200 acres located in Erath County. The company is focused on gas reserves located in the Barnett Shale Formations.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Westar Oil believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.
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Taylor Capitol, Inc.
Investor Relations:
Stephen Taylor 973-351-3868